U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON D.C.  20549


                               FORM 12b-25

                       SEC FILE NUMBER: 0-22636

                       CUSIP NUMBER: 039801 10 5

                       NOTIFICATION OF LATE FILING

                               (CHECK ONE)


                            [   ]   FORM 10-K
                            [   ]   FORM 10-KSB
                            [   ]   FORM 11-K
                            [   ]   FORM 20-F
                            [ X ]   FORM 10-Q
                            [   ]   FORM 10-QSB
                            [   ]   FORM N-SAR

    For the Period Ended: _____April 30, 2001____________________

   Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.

   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


   ===============================================================
   Part I - Registrant Information
   ===============================================================

       Dial-Thru International Corporation
   _______________________________________________________________
   Full Name of Registrant


   _______________________________________________________________
   Former Name if Applicable

	700 S. Flower St, Suite 2950
   _______________________________________________________________
   Address of Principal Executive Office (street and number)

	Los Angeles, CA 90017
   _______________________________________________________________
   City, State and Zip Code





   ==============================================================
   Part II - Rules 12b-25 (b) and (c)
   ==============================================================

   If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate)


 [ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X] (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 [ ] (c) the  accountant's statement  or other  exhibit required  by Rule
     12b-25(c) has been attached if applicable

   ===============================================================
   Part III - Narrative
   ===============================================================

   State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.

    The Company has responded to questions from the SEC, Corporate Finance Division, regarding its last 10K and 10Q filings. Recent information exchanges have not resolved all issues. The Company requires extra time to ensure that issues addressed are adequately covered in this filing.

   ===============================================================
   PART IV - OTHER INFORMATION
   ===============================================================

   (1) Name and telephone number of person to contact in regard to this notification

   Name:  Roger D. Bryant

   Area code and phone number:  972-304-4258


   (2) have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorted period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

   [ X ]  yes

   [   ]  no


   (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

   [   ] yes

   [ X ] no

   If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.



	Dial-Thru International Corporation
   __________________________________________________
   (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

   has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


   DATE    June 14, 2001               BY /S/ Roger D. Bryant, Chairman